UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2026

MOONLAKE IMMUNOTHERAPEUTICS

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-39630	98-1711963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dorfstrasse 29

6300 Zug

Switzerland

(Address of Principal Executive Offices and Zip Code)

41 415108022

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary share, par value $0.0001 per share	MLTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 22, 2026, MoonLake Immunotherapeutics (the “Company”) entered into a Master Commercial Supply Agreement (the “Vetter MCSA”) with Vetter Pharma International GmbH (“Vetter”). Pursuant to the Vetter MCSA, Vetter, through Vetter Pharma-Fertigung GmbH & Co. KG, has agreed to manufacture one or more application systems pre-filled with an active pharmaceutical ingredient, placebo or other material for the Company. The Company and Vetter previously entered into a master development agreement, effective as of October 27, 2021, under which Vetter performed development and manufacturing services related to the Company’s product candidate sonelokimab.

The Vetter MCSA is structured as a master agreement under which the parties may enter into product-specific schedules (each, a “Product Schedule”) from time to time, each detailing the specific manufacturing services and pricing applicable to a particular product. The Company has agreed to pay Vetter the prices set forth in each Product Schedule. For each Product Schedule, Vetter may, subject to limitations, adjust its prices based upon reasonable and documented information reflecting increases in Vetter’s cost structure, including wages, insurance, energy costs and other associated costs and expenses, as well as increases in costs of materials supplied or services provided by any third party.

The Vetter MCSA shall remain in full force and effect until terminated. Either party may terminate the Vetter MCSA or any Product Schedule for cause in the event of a material breach by the other party that has not been cured within 60 calendar days of receiving written notice of such breach. Either party may also terminate the Vetter MCSA without cause upon 12 months’ written notice, with immediate effect at any time when all existing Product Schedules have been terminated. Vetter may terminate the Vetter MCSA if the Company is the subject of a “Change of Control” (as defined in the Vetter MCSA) by an acquirer that is not a reputable pharmaceutical company meeting certain specified criteria, and the Company may terminate the Vetter MCSA if Vetter is taken over by a competitor of the Company that is active within the sector of development of dermatology and inflammatory diseases, including rheumatology, before the end of 2029. Either party may terminate the Vetter MCSA with immediate effect due to the other party’s bankruptcy or insolvency. The Vetter MCSA includes customary provisions relating to, among others, procedures for defective products, delivery, inspection and acceptance procedures, manufacturing facilities, regulatory matters, intellectual property rights, and confidentiality.

Also on May 22, 2026, the Company and Vetter entered into a Capacity Agreement (the “Vetter Capacity Agreement”), under which the Company is required to provide Vetter with its aggregate demand for a product for a certain period, with the annual demands for the initial term of such forecast constituting a binding capacity reservation commitment (the “MoonLake Commitment”). The MoonLake Commitment may not be increased without Vetter’s prior written consent (the quantity so specified being the “Maximum Quantity”) and may not be decreased below specified floors (the “Minimum Quantity”). Vetter has committed to reserve filling capacity equivalent to the Maximum Quantity per year for the agreed binding period. The Company may be obligated to pay capacity compensation to Vetter if the Company fails to order the Minimum Quantity commitment or fails to provide purchase orders for the agreed binding period. Pursuant to the Vetter Capacity Agreement, the Company may, depending on the timing and amount of reduced aggregate demand, if any, be obligated to pay Vetter for a portion of lost net revenue, subject to certain limitations.

The above descriptions of the Vetter MCSA and Vetter Capacity Agreement are summaries only and are qualified in their entirety by reference to the Vetter MCSA and Vetter Capacity Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOONLAKE IMMUNOTHERAPEUTICS

Date: June 1, 2026	By:	/s/ Matthias Bodenstedt
	Name:	Matthias Bodenstedt
	Title:	Chief Financial Officer

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